UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[__]       Preliminary Information Statement
[__]       Confidential, for use of the Commission
           only (as permitted by Rule 14c-5(d)(2)
[ X]       Definitive Information Statement

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                        CONVERGENCE COMMUNICATIONS, INC.
                (Name of Registrant as Specified In Its Charter)
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Payment of Filing Fee (Check the appropriate box):

[ X]    No fee required

[__] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)      Title  of  each  class  of  securities  to  which  transaction applies:
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         (2)      Aggregate number of securities to which transaction applies:
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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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         (4)      Proposed maximum aggregate value of transaction:
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         (5)      Total fee paid:
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[__]     Fee paid previously with preliminary materials.

[__] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:  Not Applicable
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         (2)      Form, Schedule or Registration Statement No.:  Not Applicable
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         (3)      Filing Party:  Not Applicable
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         (4)      Date Filed:  Not Applicable
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


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                               GENERAL INFORMATION
  ------------------------------------------------------------------------------

         Convergence Communications, Inc. is a facilities-based provider of high-quality, low-cost integrated communications services through its own metropolitan area networks. We operate in recently deregulated and high growth markets, principally Mexico, the Andean region of South America and Central America.

         This information statement is first being furnished on or about May 22, 2000, to our stockholders of record as of the close of business on April 1, 2000 in connection with our creation of a wholly-owned subsidiary to which we will transfer substantially all of our assets. This transaction, which we will refer to throughout the remainder of this information statement as the "Transaction," will be effected as a condition to our closing of a $175 million vendor financing package with Alcatel Corporation. The Transaction and the Alcatel transaction are described in greater detail below.

         Our Board of Directors has approved, and a total of eleven stockholders holding 9,654,910 shares of our common stock and 8,395,576 shares of our Series C preferred stock (representing approximately 84.3% of our equity securities on a voting basis) as of the record date have consented in writing to the Transaction. That approval and consent are sufficient under ss.ss. 78.320 and
78.565 of the Nevada Revised Statutes and our Bylaws and Amended and Restated Articles of Incorporation to approve the Transaction. Accordingly, the Transaction will not be submitted to our other stockholders for a vote and this information statement is being furnished to you solely to provide you with information concerning the Transaction in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated under the Act, including Regulation 14C.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US ONE. WE ARE SENDING THIS INFORMATIONAL STATEMENT TO YOU ONLY FOR INFORMATIONAL PURPOSES. THE TRANSACTION HAS ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE VOTES OF OUR OUTSTANDING CAPITAL STOCK. A VOTE OF OUR REMAINING STOCKHOLDERS IS NOT NECESSARY.

         For additional information about us, reference is made to our Annual Report on Form 10-KSB for the year ended December 31, 1999, and the other periodic filings (including proxy statements, quarterly reports on Form 10-QSB and periodic reports on Form 8-K) we have made with the Securities and Exchange Commission, or SEC, which are incorporated herein by this reference. If you would like copies of any of those documents, you can request (by phone or in writing) copies of them by sending your request to our principal office:
Convergence Communications, Inc., 102 West 500 South, Suite 320, Salt Lake City, Utah 84101, telephone (801) 328-5618, Attn: Anthony Sansone, Secretary. We will not charge you for any of the copies. You can also obtain copies of those documents from the electronic filing site maintained by the SEC on the world-wide web (www.sec.gov/archives/edgar), from the SEC's office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or the various regional SEC offices.

         This information statement contains forward-looking statements relating to our operations, which involved risks and uncertainties. Our actual operating results may differ significantly from the results discussed in those forward-looking statements.

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                                 THE TRANSACTION
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         In March 2000,  we entered into a  preliminary  agreement  with Alcatel
Corporation, under which Alcatel agreed to design, build and assist us in integrating a pan-regional broadband telecommunications network in our market areas and finance up to $175 million of the network costs. Under the terms of the agreement, we will work with Alcatel to expand our networks in 17 cities across Mexico, Guatemala, El Salvador, Costa Rica, Panama and Venezuela. Alcatel has operations in over 130 countries and annual revenues of over $22 billion, and is a world-wide recognized builder of telecommunications networks.

     The preliminary agreement is contingent on our negotiating with Alcatel the terms of separate turnkey contracts for the various segments of our network. It is also contingent on our being able to provide Alcatel with comprehensive security interests in our assets to secure our payment obligations under the amounts Alcatel loans to us. Those security interests will include security interests in, or pledges of, the stock we hold in our subsidiaries, pledges (for security purposes) of our material contracts, security interests in our accounts receivable and security interests (to the extent permitted by law) in our licenses and permits for the operation of our networks and systems. In order for Alcatel to obtain a comprehensive and more easily enforceable security interest in our assets while providing us with sufficient flexibility in the future to acquire investment capital through the sale of our debt or equity securities, Alcatel has also required that we create a new wholly-owned subsidiary which will hold substantially all of the assets we currently hold in Convergence Communications, Inc., our parent corporation. The Alcatel financing will be made in favor of that new subsidiary (and two of our other subsidiaries). We anticipate that any additional debt or equity financings will be made at our parent corporation level.

         The creation of the new wholly-owned subsidiary will be accomplished through the contribution by Convergence Communications, Inc. (our parent corporation) of its stock ownership in its various subsidiaries throughout Latin America to the new subsidiary in exchange for all of the outstanding stock of the new subsidiary. The stock ownership interests that will be transferred to the new subsidiary represent substantially all of the assets of our parent corporation, Convergence Communications, Inc. As a result of the Transaction, Convergence Communications, Inc. will own 100% of the new subsidiary, and the new subsidiary will own the interests in our Latin American subsidiaries that our parent corporation formerly owned.

         The Transaction will not change in any substantive manner the way in which we own and operate our assets, will not result in the disposition of any of our assets to any third party or change the type or mix of our assets, and will not substantively modify the management of our operations, business or assets. The Transaction will also not result in any change in the equity ownership rights you hold as a stockholder in Convergence Communications, Inc. or your relative proportional interest in its outstanding securities.

     We anticipate that the officers and directors of the new subsidiary will be substantially the same as the officers and directors of our parent company, Convergence Communications, Inc., and that Convergence Communications, Inc. will, to the extent permissible, treat the new subsidiary as simply an intermediary subsidiary in its operation of the Latin American operations. The new subsidiary will be a United States corporation and will engage in no operations or enter into no agreements until the Transaction. The organizational documents of the new subsidiary will be structured to provide Convergence Communications, Inc. (the corporation in which you hold your stock) with the maximum flexibility in conducting the new subsidiary's business operations and to prohibit the new subsidiary from taking any extraordinary action without the appropriate approval of our parent corporation, Convergence Communication, Inc.

         We reserve the right, upon notice to our stockholders, to abandon or modify the specific terms of the Transaction at any time prior to the consummation of the Alcatel transactions upon consent of our Board of Directors.

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                           APPROVAL OF THE TRANSACTION
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     On May 4,  2000,  our  Board of  Directors  approved  the  Transaction.  In approving the Transaction, our Board of Directors considered a number of factors, including the benefits that we will receive from the Alcatel financing (including Alcatel's network design, engineering and integration experience, Alcatel's willingness to loan us the amounts necessary to build-out our pan-regional network and the business and marketing synergies created by the Alcatel relationship), various alternative structures for providing Alcatel with the security package that it requires as a condition for its loans to us, and certain administrative efficiencies that will be created as a result of the Transaction.

         Under Nevada law, the sale, exchange or disposition of all of a corporation's assets requires both board of director and shareholder approval. The statutory provision governing those types of transactions, Nevada Revised Statute ss. 78.565, contains an exception to the stockholder approval requirement, however, for transfers of assets by way of mortgage or in trust, or by pledge to secure indebtedness of the corporation.

         As described above, we are effecting the Transaction at the request of Alcatel and for the sole purpose of providing Alcatel with a more comprehensive security package for its loans to us under the Alcatel transaction. Accordingly, we believe the Transaction constitutes a form of "pledge" or "security" arrangement as contemplated by ss. 78.565, and that we do not need to obtain stockholder approval for the Transaction. Nevertheless, we have obtained written consents to the Transaction from a total of eleven of our stockholders who own a total of 9,654,910 shares of our common stock and 8,395,576 shares of our Series C preferred stock. Those shares collectively represent approximately 84.3% of the votes that could be cast at any meeting of our stockholders.

         Under the provisions of the Nevada Revised Statutes and our Amended and Restated Articles of Incorporation, any action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting if, before or after that action, a written consent to the action is signed by stockholders holding at least a majority of the votes represented by our outstanding equity securities. The Nevada Revised Statutes also provide that, where action is taken by written consent, no stockholder meeting with respect to that action need be called.

         None of the corporate actions described in this information statement, including the consummation of the Transaction, will afford our stockholders the opportunity to dissent from the actions described herein, or to receive an agreed or judicially determined value for their stock.

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                                TAX CONSEQUENCES
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         The  consummation of the  Transaction  should not result in any taxable gain or loss to our parent corporation, Convergence Communications, Inc., you as a stockholder of Convergence Communications, Inc., or to the to-be-formed
wholly-owned   subsidiary   that  will  acquire  the  assets   pursuant  to  the
Transaction. The tax basis for your stock in Convergence Communications, Inc. should also not be affected by the Transaction, nor should the holding period for your stock. The federal income tax discussion included in this section is included as general information only. You are urged to consult with your own tax advisor to determine your tax effects, if any, from the consummation of the Transaction.

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                              BENEFICIAL OWNERSHIP
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         The  following  table  sets forth  certain  information  regarding  the beneficial ownership of our outstanding securities as of April 1, 2000 by the following parties:

     o all those persons or entities known by us to be beneficial owners of 5% or more of each class of our outstanding securities, or "5% Shareholders"

     o each director and each of our Chief Executive Officer and the next four highest paid officers, or our Named Executive Officers

     o    all directors and our executive officers as a group.


The data presented are based on information provided to us by the parties specified above and are being included in this information statement to provide you with information regarding the relative ownership interests of the parties who have consented in writing to the Transaction and who hold management positions with us.


                        Name of                                               Number of      Percentage of
                    Beneficial Owner                       Class                Shares           Class (1)
                   -----------------                       -----              ---------      -------------

         TCW/CCI Holding LLC (2)                  Common                               -0-        (*)
             (5% Shareholder) **                  Series C Preferred             4,666,666       42.2%

         Telematica EDC, C.A (3)                  Common                               -0-        (*)
             (5% Shareholder) **                  Series C Preferred             4,666,666       42.2%

         FondElec Essential Services (4)          Common                         2,733,597       22.6%
               Growth Fund, L.P.                  Series C Preferred               933,332        9.3%
               (5% Shareholder) **

         Raquel Emilse Oddone De Ostry (5)        Common                         1,230,617       10.35%
               (5% Shareholder) **                Series C Preferred               930,237       9.05%

         Norberto Pireu (6) (5% Shareholder) **   Common                         1,230,617       10.35%
                                                  Series C Preferred               930,237       9.05%

         Estate of George S. D'Ambrosio (7)       Common                         1,003,286        8.7%
              (5% Shareholder) **                 Series C Preferred                   -0-        (*)

         International Finance Corporation (8)    Common                               -0-        (*)
              (5% Shareholder)                    Series C Preferred               933,332        9.3%

         Glacier Latin-America LTD (9)            Common                               -0-        (*)
              (5% Shareholder) **                 Series C Preferred               560,000        5.7%

         Lance D'Ambrosio (10)                    Common                         3,564,552       30.8%
              (CEO, Director) **                  Series C Preferred                   -0-        (*)

         Brian Reynolds (11)                      Common                           183,333        1.6%
              (Pres. and COO)                     Series C Preferred                   -0-        (*)

         Jerry Slovinski (12)                     Common                           100,000        (*)
              (Sr. VP and CFO)                    Series C Preferred                   -0-        (*)

         Troy D'Ambrosio                          Common                           580,336        5.0%
              (Sr. VP/Director) **                Series C Preferred                   -0-        (*)

         William Levan (13)                       Common                            50,000        (*)
              (Sr. VP)                            Series C Preferred                   -0-        (*)

         Jose Miguel Padron (14)                  Common                            33,333        (*)
              (VP/CEO of Central America          Series C Preferred                   -0-        (*)
              Operations)

         Luis de la Fuente (15)                   Common                            34,000        (*)
              (VP/CEO of Mexico Operations)       Series C Preferred                   -0-        (*)

         Anthony Sansone (16)                     Common                           165,555        1.4%
              (Vice President                     Series C Preferred                   -0-        (*)
              Treasurer/Secretary) **

         Gaston Acosta-Rua (17)                   Common                             4,000        (*)
              (Director)                          Series C Preferred                   -0-        (*)

         Jorge Fucaraccio (18)                    Common                               -0-        (*)
              (Director)                          Series C Preferred                   -0-        (*)

         Mario Baeza (19)                         Common                               -0-        (*)
              (Director)                          Series C Preferred                10,000        (*)

         Norberto Corredor (20)                   Common                               -0-        (*)
              (Director)                          Series C Preferred                   -0-        (*)

         George Sorenson (21)                     Common                               -0-        (*)
              (Director)                          Series C Preferred                   -0-        (*)

         Peter Schiller (22)                      Common                               -0-        (*)
              (Director)                          Series C Preferred                   -0-        (*)

         Salomon Magan (23)                       Common                               -0-        (*)
              (Director)                          Series C Preferred                   -0-        (*)

         Alfonso Bahamonde (24)                   Common                               -0-        (*)
              (Director)                          Series C Preferred                   -0-        (*)

         All directors and officers as a group    Common                         4,719,455       39.3%
              (16 persons) (25)                   Series C Preferred                10,000        (*)

         ----------------------
          *    Less than 1%
          ** Indicates a party that has delivered a written consent to the Transaction.

1. Based on 11,717,701 outstanding shares of common stock and 9,728,909 outstanding shares of Series C preferred stock. We also have 101,374 shares of Series B preferred stock outstanding, but have not included that stock in this chart. The Series B preferred stock is held by approximately nine holders, and two of those holders (Donald Williams and his affiliate, Caribbean Communications, S.A., own approximately 65% of all the Series B preferred stock). The inclusion of any stock as "beneficially owned" does not constitute an admission of beneficial ownership (which has a broad definition under the securities laws) of that stock. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the stock listed. Also, each person is deemed to beneficially own any stock issuable on exercise of stock options or warrants held by that person that are currently exercisable or that become exercisable within 60 days after April 1, 2000.

2. Includes an option to acquire 1,333,333 shares of Series C preferred stock. Does not include 833,333 shares of common stock that may be acquired under the terms of a warrant issued to the stockholder in October 1999, but which may not be exercised until the occurrence of certain specified corporate events.

3. Includes an option to acquire 1,333,333 shares of Series C preferred stock. Does not include 833,333 shares of common stock that may be acquired under the terms of a warrant issued to the stockholder in October 1999, but which may not be exercised until the occurrence of certain specified corporate events.

4. Includes an option to acquire 266,666 shares of Series C preferred stock. Includes 513,006 shares of common stock under warrants granted to the stockholder prior to October 1999. Does not include 426,666 shares of common stock that may be acquired under the terms of warrants issued to the stockholder in October 1999, but which may not be exercised until the occurrence of certain specified corporate events.

5. Represents one half of the capital stock beneficially held by Internexus S.A., Argentine corporation, as of December 31, 1999.
         Internexus S.A. has notified us that it transferred the beneficial ownership of its capital stock and related interests to Raquel Emilse Oddone De Ostry and Norberto Pireu (see footnote 6 below), equally, effective December 31, 1999. Includes an option to acquire 265,782 shares of Series C preferred stock. Includes 141,322 shares of common stock under warrants granted to the predecessor in interest to the stockholder prior to October 1999. Also includes options to acquire 4,000 shares of common stock which were granted to the stockholder's designees to our Board of Directors under our Director Stock Plan, but which were assigned to the stockholder under the terms of the designees' arrangements with the stockholder. Does not include 296,114 shares of common stock that may be acquired under the terms of warrants issued to the predecessor in interest in October 1999, but which may not be exercised until the occurrence of certain specified corporate events.

6. Represents one half of the capital stock beneficially held by Internexus S.A., Argentine corporation, as of December 31, 1999.
         Internexus S.A. has notified us that it transferred the beneficial ownership of its capital stock and related interests to Raquel Emilse Oddone De Ostry and Norberto Pireu (see footnote 5 above), equally, effective December 31, 1999. Includes an option to acquire 265,782 shares of Series C preferred stock. Includes 141,322 shares of common stock under warrants granted to the predecessor in interest to the stockholder prior to October 1999. Also includes options to acquire 4,000 shares of common stock which were granted to the stockholder's designees to our Board of Directors under our Director Stock Plan, but which were assigned to the stockholder under the terms of the designees' arrangements with the stockholder. Does not include 296,114 shares of common stock that may be acquired under the terms of warrants issued to the predecessor in interest in October 1999, but which may not be exercised until the occurrence of certain specified corporate events.

7. George D'Ambrosio was the father of Lance D'Ambrosio and Troy D'Ambrosio. Lance D'Ambrosio has been appointed the personal representative of the Estate of George S. D'Ambrosio. Lance D'Ambrosio disclaims beneficial ownership of the stock held by the Estate.

8. Includes an option to acquire 266,666 shares of Series C preferred stock. Does not include 166,666 shares of common stock that may be acquired under the terms of warrants issued to the stockholder in October 1999, but which may not be exercised until the occurrence of certain specified corporate events.

9. Includes an option to acquire 160,000 shares of Series C preferred stock. Does not include 100,000 shares of common stock that may be acquired under the terms of warrants issued to the stockholder in October 1999, but which may not be exercised until the occurrence of certain specified corporate events.

10. Includes stock held in the name of Mr. D'Ambrosio and held in the name of entities over which Mr. D'Ambrosio has voting and/or beneficial control and for which he does not disclaim beneficial ownership. Does not include 1,003,286 shares of common stock held by the Estate of George S. D'Ambrosio, for which Lance D'Ambrosio acts as personal representative and for which he disclaims beneficial ownership.

11.      Includes options to acquire 183,333 shares of common stock.

12.      Includes options to acquire 100,000 shares of common stock.

13.      Includes options to acquire 50,000 shares of common stock.

14.      Includes options to acquire 33,333 shares of common stock.

15.      Includes options to acquire 34,000 shares of common stock.

16. Stock shown is held by a limited liability company for which Mr. Sansone acts as the managing member. Mr. Sansone does not disclaim beneficial ownership of such stock. Also includes options to acquire 50,000 shares of common stock.

17. Mr. Acosta-Rua is a principal of FondElec and certain of its affiliates. Mr. Acosta-Rua disclaims beneficial interest in the shares held by FondElec and its affiliates. Also includes options to acquire 4,000 shares common stock.

18.      Mr.  Fucaraccio  is an  officer  of an  affiliate  of  Internexus.  Mr.
         Fucaraccio   disclaims   beneficial  interest  in  the  stock  held  by
         Internexus, or its affiliates.

19. Mr. Baeza is a principal of TCW/CCI Holding or its affiliates, and is an officer and sole member of a company that is a member of an entity that controls TCW/CCI Holding. The shares of Series C preferred stock shown for Mr. Baeza reflect his indirect interest in TCW/CCI Holding's stock. Mr. Baeza disclaims beneficial interest in the stock held by TCW/CCI Holding except to the extent of that indirect interest.

20. Mr. Corredor is an officer of Telematica or its affiliates. Mr. Corredor disclaims beneficial interest in the stock held by Telematica except to the extent shown.

21. Mr. Sorenson is a principal of FondElec. Mr. Sorenson disclaims beneficial interest in the stock held by FondElec. Also includes options to acquire 4,000 shares of common stock.

22. Mr. Schiller is an officer of one or more affiliates of Internexus. Mr. Schiller disclaims beneficial interest in the stock held by Internexus and its affiliates.

23. Mr. Magan is an officer of an affiliate of Telematica. Mr. Magan disclaims beneficial interest in the stock held by Telematica.

24. Mr. Bahamonde is a principal of an affiliate of TCW/CCI Holding. Mr. Bahamonde disclaims beneficial interest in the stock held by TCW/CCI Holding.

25. Assumes the matters set forth in notes 1 through 23. Includes options to acquire 466,666 shares of common stock.

                                            By Order of the Directors
                                            /s/ Anthony Sansone
                                            ------------------------------------
                                            Anthony Sansone
                                            Secretary
                                            Dated 5/22/00